EXHIBIT 5.1

April 8, 2013

Arista Power, Inc.

Re: Arista Power, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Arista Power, Inc., a New York corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) relating to an aggregate of 750,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.002 per share, issuable by the Company in accordance with the Company’s 2008 Equity Incentive Plan, as amended and restated (the “Plan”) and awards made thereunder.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) a copy of the Restated Certificate of Incorporation of the Company; (iii) a copy of the Amended and Restated Bylaws of the Company (iv) certain minutes of the Board of Directors of the Company, (v) the Definitive Proxy Statement filed with the Commission on March 26, 2012 relating to the annual meeting of shareholders held May 9, 2012 and (v) the Form 8-K filed with the Commission on May 15, 2012 showing the results of the vote in favor of amending the Plan to increase by 750,000 the shares available for issuance pursuant to awards under the Plan. We have also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Our opinion set forth below is limited to the laws of the State of New York, including the statutory provisions and all applicable provisions of the New York Constitution and the reported judicial decisions interpreting those laws. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction or the local laws of any jurisdiction. The opinion set forth herein is being delivered as of the date of this letter. We assume no obligation to update or supplement any of such opinions to reflect any changes of law or fact that may occur.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, it is our opinion that the Shares to be offered pursuant to the Registration Statement, when issued and outstanding pursuant to the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/  Schwell Wimpfheimer & Associates LLP
Schwell Wimpfheimer & Associates LLP